EXHIBIT 6.3

                          SECURED PROMISSORY NOTE
                          SECURED PROMISSORY NOTE
                      $500,000 - Due January 15, 1999
                      $500,000 - Due January 15, 2000

     FOR VALUE RECEIVED, the undersigned AMAFIN TRUST, a Liechtenstein Trust, hereby promises to pay to GENE-CELL, INC. ("Payee" or "Order") at Houston, Texas:

1.       The principal amount of Five Hundred Thousand Dollars
($500,000) is due on or before January 15, 1999, for the purchase of 2,000,000 shares of common stock of Gene-Cell, Inc. to be issued as follows:

               a.   1,000,000 shares to Rheinland Stiftung;
               b.   500,000 shares to Spezialtransporte AG; and
               c.   500,000 shares to AURIC Stiftung.

          1.1 Payment of this Note is secured by the stock described above.

          1.2 The unpaid principal amount of this Note shall mature and become immediately due and payable on January 15, 1999, without presentment of demand for payment, dishonor or notice of dishonor, protest or notice of protest or other formality, all of which are expressly waived.

          2. The principal amount of Five Hundred Thousand Dollars ($500,000) is due on or before January, 15, 2000, for the purchase of 2,000,000 shares of common stock of Gene-Cell, Inc. to be issued as follows:

               a.   1,000,000 shares to Spezialtransporte AG; and
               b.   1,000,000 shares to AURIC Stiftung.

          2.1 Payment of this Note is secured by the stock described above.

          2.2 The unpaid principal amount of this Note shall mature and become immediately due and payable on January 15, 2000, without presentment of demand for payment, dishonor or notice of dishonor, protest or notice of protest or other formality, all of which are expressly waived.

     Default: Default shall occur upon Borrower failing to make full payment of the principal due within three (3) days of the date upon which it is due and payable and, upon an event of default, Payee may forthwith, in addition to other remedies, cancel any stock that has not been paid for and return said stock treasury.

     This Note shall be governed by the laws of the State of California. Principal and interest on this Note shall be payable in lawful money of the United States of America.



Attorney Fees.      In the event any party hereto shall institute an
action to enforce any rights granted hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to such reasonable attorney's fee as the court may award.

AMAFIN TRUST

By: /s/ Manfred Heeb
----------------------------------
Its: President and Trustee